Pricing Supplement No. 6 Dated April 19, 2000
(To Prospectus Dated January 6, 2000
 and Prospectus Supplement Dated January 31, 2000)
                                                                 Rule 424(b)(3)
                                                             Registration Stmt.
                                                                 No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Motor Credit Company has designated $300,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Bear Stearns & Co. Inc., Goldman, Sachs & Co. and Salomon Smith Barney Inc. have agreed to purchase, respectively, $200,000,000, $50,000,000 and $50,000,000 aggregate principal amount of the Notes at a price of 99.8939% of their principal amount for resale at an initial offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


         Issue Date:                    April 25, 2000

         Maturity Date:                 April 26, 2004

         Principal Amount:              $300,000,000

         Interest Rate Basis:           LIBOR Telerate having an Index
                                        Maturity of three months plus
                                        25 basis points (0.25%)

         Interest Reset Dates:          On the Issue Date and thereafter
                                        quarterly on the 26th day of each
                                        January, April, July and October,
                                        until the Notes are paid in full

         Interest Payment Dates:        Quarterly on the 26th day of each
                                        January, April, July and October,
                                        beginning July 26, 2000,
                                        and at Maturity

         CUSIP No.:                     345402 5A5

         Interest Determination
         Date:                          Two London banking days prior to
                                        each Interest Reset Date

         Reference Agent:               The Chase Manhattan Bank


     Bear Stearns               Goldman Sachs              Salomon Smith Barney